Exhibit 99.1

MDRNA, Inc. Appoints Barry Polisky, Ph.D., as Chief Scientific Officer

- Names New Chairman of the Board and Chair of the Scientific Advisory Board -

BOTHELL, Wash., October 28, 2008 – MDRNA, Inc. (Nasdaq: MRNA) announced today that Barry Polisky, Ph.D., will join the Company as Chief Scientific Officer on January 2, 2009. Dr. Polisky replaces Steven C. Quay, M.D., Ph.D., Chief Scientific Officer, Chairman of the Board of Directors and Chairman of the Scientific Advisory Board, who will be leaving the Company on November 30, 2008. Dr. Quay will continue to serve as a member of the Board of Directors and a member of the Scientific Advisory Board. Dr. Polisky, who previously served as Research Vice President, Merck & Co., and as Chief Scientific Officer at Sirna Therapeutics, will oversee all research personnel and scientific activities. Dr. Polisky will report to J. Michael French, President and CEO.

The Company also announced that Bruce R. Thaw, Esq., Lead Independent Director of MDRNA, has been named Chairman of the Board of Directors and James E. Rothman, Ph.D., a member of the Board of Directors and a member of the Scientific Advisory Board, has been named Chairman of the Scientific Advisory Board.

“I am excited to take on the Chief Scientific Officer role at MDRNA,” commented Dr. Polisky. “I look forward to working with Michael and the Company’s outstanding researchers to help guide every aspect of the Company’s science and therapeutic pipeline. I believe MDRNA is at the forefront of RNAi scientific innovation and anticipate that it will make significant advancements in demonstrating the full potential of this exciting therapeutic approach.”

“Barry’s tremendous scientific expertise, experience and leadership in the fields of RNA chemistry and biology and RNAi-based therapeutics make him the best person to lead our research and development efforts,” stated J. Michael French, President and Chief Executive Officer. “I am thrilled that Barry has accepted the position as Chief Scientific Officer and I know from my past relationship with Barry at Sirna that under his scientific leadership we will significantly strengthen our position as the premier biotech company in the RNAi therapeutics space.”

Mr. French continued, “I thank Steve for his many years of service to the Company and look forward to his continued contributions as a member of the Board and SAB.”

“It has been a tremendous privilege to have worked with an outstanding team of dedicated scientists whose collective efforts have led to the establishment of a broad and enabling IP estate and a set of drug discovery capabilities that position MDRNA as the emerging leader in RNAi-based therapeutics,” stated Dr. Quay. “The Company’s enabling technology to develop multiple siRNA constructs and multiple delivery technologies directed toward any of 20,000 human genes is a testament to the team’s commitment and enthusiasm to build a world class biotech company in the RNAi space. I am honored to continue as a Director and member of the SAB and look forward to contributing to the Company’s future success.”

Barry Polisky, Ph.D., 62, most recently served as Research Vice President at Merck & Co., from 2007 to 2008. Previously, Dr. Polisky was Chief Scientific Officer at Sirna Therapeutics, a leading RNAi company that was acquired by Merck in 2006 for $1.1 billion. Earlier, Dr. Polisky was Vice President of Research at ThermoBiostar, Inc., where he initiated and launched a SNP diagnostic platform. From 1992 to 1998, Dr. Polisky was Vice President of Research and Drug Discovery at NeXstar, Inc. where he developed several aptamer therapeutics (nucleic acid-based therapeutics including the VEGF aptamer currently in Phase III development). Prior to joining NeXstar, Dr. Polisky was Professor and Chairman of the Molecular Biology program at Indiana University. Dr. Polisky received his Ph.D. in molecular biology from the University of Colorado and conducted his post-doctoral work in the Department of Biochemistry and Biophysics, University of California, San Francisco.

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Our goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Over the past decade, we have developed substantial capabilities in molecular biology, cellular biology, lipid chemistry, peptide chemistry, pharmacology and bioinformatics, which we are applying to a wide range of RNAi technologies and delivery approaches. These capabilities plus the in-licensing of key RNAi-related intellectual property have rapidly enabled us to become a leading RNAi-based therapeutics company with a pre-clinical pipeline in key therapeutic areas including oncology, metabolic disorders and inflammation. Through our capabilities, expertise and know-how, we are incorporating multiple RNAi technologies as well as peptide- and lipid-based delivery approaches into a single integrated drug discovery platform that will be the engine for our clinical pipeline as well as a versatile platform for establishing broad therapeutic partnerships with biotechnology and pharmaceutical companies. We are also investing in new technologies that we expect to lead to safer and more effective RNAi-based therapeutics while aggressively building upon our broad and extensive intellectual property estate. By combining broad expertise in siRNA science with proven delivery platforms and a strong IP position, MDRNA is well positioned as a leading RNAi-based drug discovery and development company. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

MDRNA Forward-Looking Statement

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA or a subsidiary to obtain additional funding; (ii) the ability of MDRNA or a subsidiary to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA, a subsidiary and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA, a subsidiary and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA, a subsidiary and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contact:

Matthew D. Haines
Senior Director, Investor Relations and Corporate Communications
(212) 209-3874
mhaines@mdrnainc.com

McKinney|Chicago (Media)
Alan Zachary, (312) 944-6784 x 316 or
(708) 707-6834
azachary@mckinneychicago.com